EXHIBIT 4.3

ARTICLES OF AMENDMENT

TO THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

RADIANT SYSTEMS, INC.

I.

The name of the corporation is Radiant Systems, Inc.

II.

The Amended and Restated Articles of Incorporation (the “Articles”) of the Corporation shall be amended by deleting the first paragraph of Article II thereof in its entirety and substituting the following in lieu of said paragraph:

“II.

The authorized capital of the Corporation shall consist of 105,000,000 shares of capital stock which shall be represented by the following securities;”

The Articles of the Corporation shall be amended by deleting paragraph A of Article II thereof in its entirety and substituting the following in lieu of said paragraph:

“A.

100,000,000 shares of no par value common stock designated as Common Stock and having the following attributes:”

III.

The foregoing amendment was adopted and approved by the Board of Directors of the Corporation on April 25, 2000 and by the shareholders of the Corporation on June 23, 2000.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer on this 23rd day of June, 2000.

RADIANT SYSTEMS, INC.

By: /s/ John H. Heyman

John H. Heyman

Executive Vice President